UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the registrant ☒
Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to § 240.14a-12

POAGE BANKSHARES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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On April 8, 2014, Poage Bankshares, Inc. mailed the following letter to its shareholders:

April 8, 2014

IMPORTANT INFORMATION ABOUT YOUR INVESTMENT

Dear Fellow Shareholders:

I am writing to let you know that this year’s Annual Meeting of Shareholders (May 20, 2014) will be different than in years past. In particular, a New York based hedge fund manager and a group of funds he controls (the “Stilwell Group”) has launched a hostile proxy contest against Poage Bankshares, Inc. and your Board of Directors. The Stilwell Group is seeking to place its hand-picked representative on your Board of Directors to pursue its agenda–a sale of the Company1.

Your Board of Directors has produced over a 40% total return to stockholders since our inception as a public company in September 2011. We have recently successfully completed the acquisition of Town Square Financial Corporation and its commercial bank subsidiary, Town Square Bank, and we have grown into a banking institution with total assets of approximately $439 million2. During the past two years, we have brought on a new chief executive officer and several other members of our senior management team, each with more than 25 years of banking experience. We believe we have positioned your Bank for future growth and profitability. Your Board of Directors is committed to delivering value to shareholders and has not excluded any particular course of action to achieve the best results for our shareholders. However, we are not convinced that a forced sale driven by a hostile proxy contest is the most effective means to maximize the value of your investment.

As in years past, this year we will send you a proxy statement seeking votes to reelect the three directors whose terms expire at this year’s annual meeting. In addition, you will receive a proxy statement and green proxy card from the New York hedge fund attacking your Board of Directors and management and seeking the authority to vote your shares of Company stock in favor of its nominee.

We respect the views and welcome the opinions of all Poage Bankshares, Inc shareholders and are confident that your Board of Directors has acted, and will continue to act, in the best interests of all of our shareholders. Your Board of Directors recommends that you carefully review our proxy materials when you receive them. The Board respectfully requests that you sign, date and mail the WHITE PROXY CARD which will accompany our proxy materials.

1 See Schedule 13D, Amendment No. 7, filed by the Stilwell Group with the SEC on February 24, 2014. See also American Banker article titled “Poage in Ky. Agrees to Buy Town Square, Faces Proxy Fight,” dated October 22, 2013.

2 See Form 8-K filed by Poage Bankshares, Inc. with the SEC on March 19, 2014.

We strongly urge all shareholders NOT to take any action in response to any other proxy materials until you receive your Board’s definitive proxy materials and have had a chance to review them. Specifically, we ask you NOT to return the GREEN proxy card of the Stilwell Group.

Your Board is firmly committed to enhancing value for all Poage Bankshares, Inc. shareholders and hopes for your continued support.

Best regards,

J. Thomas Rupert	Thomas Burnette	Stuart N. Moore
Chairman of the Board	Director	Director

Ralph E. Coffman, Jr.	Thomas P. Carver	Charles W. Robinson
President, Chief Executive	Director	Director
Officer and Director

Darryl E. Akers	Everett B. Gevedon	John C. Stewart, Jr.
Director	Director	Director

IMPORTANT INFORMATION

The Company has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2014 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the definitive proxy statement and accompanying WHITE PROXY CARD when these become available because these will contain important information. Shareholders will be able to obtain for free the proxy statement (when available) and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov. Copies of the proxy statement (when available) and all other relevant documents filed by the Company with the SEC may also be obtained free from the Company by calling or writing to James W. King, our Corporate Secretary, at (606) 324-7196 or at 1500 Carter Avenue, Ashland, Kentucky 41101 or contacting our proxy solicitor, Phoenix Advisory Partners, LLC at (877) 478-5038.

INFORMATION REGARDING PARTICIPANTS

The Company, its directors and certain officers and employees may be deemed to be participants in the solicitation of proxies by the Board of Directors in connections with the matters to be considered at the 2014 Annual Meeting of Shareholders. Information regarding the participants and their interests will be included in the Company’s definitive proxy statement relating to the 2014 Annual Meeting of Shareholders.